UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 8, 2014

MICROFINANCIAL INCORPORATED

(Exact name of registrant as specified in its charter)

MASSACHUSETTS

(State or other jurisdiction of incorporation)

001-14771	04-2962824
(Commission file number)	(IRS Employer Identification Number)

16 New England Executive Park, Suite 200, Burlington MA 01803

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (781) 994-4800

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 8, 2014, Vartan Hagopian’s employment with TimePayment Corp., MicroFinancial Incorporated’s wholly-owned subsidiary, was terminated. Mr. Hagopian served as the Vice President of Sales of TimePayment Corp. and was considered a “named executive officer” for purposes of MicroFinancial Incorporated’s filings with the Securities and Exchange Commission. Under the offer letter governing the terms of Mr. Hagopian’s employment, he will be entitled to six months’ base salary upon his execution of a separation agreement and general release. In addition, the Company’s Compensation and Benefits Committee has determined that Mr. Hagopian will receive (i) the cash bonus he would have otherwise been entitled to receive under the Company’s executive incentive plan for fiscal 2014, with any amounts over the target being paid in cash rather than in restricted stock units (as excess amounts are typically paid under the plan); (ii) his scheduled portion of the Company’s quarterly discretionary cash flow bonuses for the fourth quarter that are calculated by reference to the Company’s growth in net cash from operations over prior periods; and (iii) an amount in cash equal to the value of the 1,325 restricted stock units (representing 25% of the time-based restricted stock unit awards made in January 2013) that were otherwise scheduled to vest in January 2015.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICROFINANCIAL INCORPORATED
Registrant

By:	/s/ James R. Jackson, Jr.
James R. Jackson, Jr.
Vice President and Chief Financial Officer

Dated: December 11, 2014